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Press Releases Core Logic Issues Letter to Shareholders September 4, 2020 CoreLogic Sets September 18Record Date for Special Meeting of Shareholders CorLogic Raises Second Quarter 2020 Financial Guidance CoreLogic Names New Independent Director Sign up for email updates

CoreLogic Delivers Strong Second Quarter Revenue and Profit Growth and Record Free Cash Flow; Raises Full-year 2020 Financial Guidance Commits to $1 Billion Share Repurchase by End of 2022, Including at Least $500 Million in 2020; Increases Quarterly Dividend by 50%; Will Exit Lower-Margin Reseller Businesses IRVINE, Calif.--(BUSINESS WIRE)--CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today reported strong operating and financial results for the three months ended June 30, 2020, increased 2020 financial guidance, and announced plans to divest two lower-margin reseller businesses. The Company also announced a 50% increase in its quarterly dividend and plans to repurchase $1 billion of its shares by the end of 2022, including at least $500 million by the end of 2020. “CoreLogic delivered exceptional operating and financial results during the second quarter and first half of 2020. Despite the challenges attributable to the COVID-19 pandemic, our record performance stands as a clear confirmation of the value creation upside inherent in our strategic plan,” said Frank Martell, President and Chief Executive Officer. “Based on accelerating growth trends, competitive wins and share gains, as well as expanded profitability, we are looking ahead to an even stronger second half of the year. Our financial results in the first half of 2020, our views of current market conditions and our internal business plans give us high confidence in achieving our longer-term targets in 2021 and beyond.” A discussion of second quarter financial results, guidance updates and details regarding the Company’s planned divestiture of its reseller operations and capital allocation program follow. Second Quarter Results – Strong Growth and Margin Trends Drive Record Free Cash Flow Growth Focus – Share Gains, Mega Wins and Pricing Drive Organic Growth Rates • Reported revenues of $477 million were up 4%. Revenues were up 15% normalizing for $28 million of second quarter 2019 revenues attributable to non-core default technology units sold and the AMC transformation, which have no 2020 counterpart and a $15 million impact attributable to COVID-19 • Organic revenue growth of approximately 5%, up from more than 2% for the previous quarter, fueled by broad-based market share gains, value pricing and solutions bundles • Secured two mega wins in insurance and spatial solutions including a significant strategic win of a top 5 U.S. insurance carrier for CoreLogic’s next-generation integrated insurance solution

• Core Mortgage market outperformance in tax and flood zone solutions and double-digit growth in credit solutions and valuations platforms Profitability – High Operating Leverage and Productivity Fuel Expanded Margins • Operating income from continuing operations of $91 million, up by $76 million • Operating leverage and productivity demonstrated by 3% reduction in operating costs on higher revenues • Net income from continuing operations of $59 million compared with prior year loss of $6 million • Diluted EPS from continuing operations of $0.73 cents; Adjusted EPS of $1.02, up 29% • Adjusted EBITDA of $158 million, up 18% • Adjusted EBITDA margin of 33%, up 400 basis points Liquidity and Capital Return – Durable Cash Generation Powers Capital Return and Debt Reduction • Net operating cash provided by continuing operations for the 12 months ended June 30, 2020 was $512 million. Free cash flow (“FCF”) for the 12 months ended June 30, 2020 period totaled $393 million or 71% of adjusted EBITDA • Retired $101 million of debt outstanding; covenant debt leverage at 2.8 times • Total debt outstanding at June 30, 2020 of $1.59 billion compared with $1.69 billion at December 31, 2019; $750 million available on revolving credit facility • Repurchased 150,000 common shares and paid $18 million in dividends to shareholders 2020 Third Quarter Guidance – Continuing Acceleration of Revenue and Profit Growth • Guidance ranges reflect internal run rates of revenues and costs, benefits from market share gains, cost productivity as well as expected US mortgage market unit volumes. Guidance ranges for third quarter results follow: o Revenues of $485 to $515 million o Adjusted EBITDA of $160 to $175 million o Financial impacts attributable to COVID-19 of approximately $10 to $15 million in both revenue and adjusted EBITDA 2020 Full-Year Guidance Raise – Realizing the Benefits of Higher Mortgage Market Volumes (Purchase and Refinancing), Market Share Gains and Operating Leverage • Increased guidance reflects financial and operating outperformance from the first half of 2020 as well as higher than expected cost productivity and continued market share gains • Strategic mega wins in Insurance and Spatial solutions and core mortgage expected to benefit the second half of 2020 and more significantly 2021

CoreLogic

- Mortgage market unit volume estimates for 2020 remain unchanged from previous guidance (approximately +25% year-over-year)
- Expected financial impacts attributable to COVID-19 (approximately $40 to $45 million in both revenue and adjusted EBITDA)

($ in Millions except per-share amounts)	Previous Guidance	Updated Guidance
Revenue	$1,840 - $1,880	$1,860 - $1,895
Adjusted EBITDA[(1)]	$565 - $585	$580 - $600
Adjusted EPS[(1), (2)]	$3.40 - $3.60	$3.60 - $3.75

[(1)] Definition of adjusted results, as well as other non-GAAP financial measures used by management, is included in the Use of Non-GAAP Financial Measures section found at the end of the release.
[(2)] Adjusted EPS does not reflect the impact of the expected share repurchase of $500 million in 2020.

2021-2022 Guidance Details – Approximately 60% of Organic Growth Target Achieved via Contract Wins; Lower Mortgage Rates and Strengthening Purchase Market Volumes Further Bolster Outlook

- Approximately 60% of our 2021 assumed organic revenue growth target of 5%, or $95 million, is secured by contract wins (including four mega wins)
- Flow-through benefits of 2020 financial outperformance benefits 2021 revenues and profitability
- Gains from next-generation integrated insurance solution adoption and 2020 launch and national expansion of CoreLogic OneHome™ and HomeVisit™solutions expected to benefit results from 2021 onward
- Approximately 95% of our revenues are recurring in nature
- 2020 financial impacts attributable to COVID-19 are expected to largely recover in 2021
- Overall U.S. mortgage market unit volumes expected to be down approximately 10% to 15% in 2021 and down 5% in 2022 with growth in purchase volume transactions offset by lower refinancing

CoreLogic to Divest Reseller Businesses – Strategic Realignment Expected to Lift Margins to 35%, Boost Organic Growth Profile and Lower Cyclical Mortgage Revenues

- Reseller business units include Tenant Screening and Credit and Borrower Verification Solutions with highly volume sensitive revenues aggregating approximately $340 million (trailing 12 months as of June 30, 2020)
- Proforma 2020 adjusted EBITDA margins (based on mid-point of updated revenue and adjusted EBITDA guidance) increased by approximately 350 basis points to 35%
- Raises share of non-mortgage revenue to approximately 45%, which reduces historical cyclicality and improves growth rates

• Planned divestitures are pursuant to previously authorized Board delegation in January 2020 • Advisors retained to conduct sale process commencing in third quarter Quarterly Dividend Increased 50% ($0.22 to $0.33); $1 Billion Share Repurchase Timing Announced • Dividend boost and share repurchase commitment reflects durable cash generative model and long-held commitment to consistent and significant capital return • 50% increase in quarterly dividend from $0.22 to $0.33; additional dividend increases expected commensurate with expanding profitability • The Company expects to repurchase at least $500 million of shares in 2020, $300 million of shares in 2021 and the remaining $200 million of shares in 2022 to complete its current $1 billion authorization. The $1 billion repurchase program is expected to reduce current share count by more than 15% by 2022 • Our share repurchase program is expected to be more than 10% accretive to projected 2021 Adjusted EPS “As we celebrate our tenth anniversary as a public company, CoreLogic has emerged as an integrated, data-driven strategic partner for virtually every lender and the thousands of other participants that collectively comprise the housing finance and insurance landscape,” said Frank Martell. “Our accelerating revenue growth and financial performance demonstrate our ability to capitalize on our market-leading positions, unmatched data, and client platforms, which collectively connect the global housing economy and help millions of people find, buy and protect the homes they love.” Teleconference/Webcast CoreLogic management will host a live webcast and conference call on Thursday, July 23, 2020, at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com . Alternatively, participants may use the following dial-in numbers: 1-844-861-5502 for U.S./Canada callers or 1-412-858-4604 for international callers. A replay of the webcast will be available on the CoreLogic investor website for 10 days and also through the conference call number 1-877-344-7529 for U.S. and Canada participants or 1-412-317-0088 for international participants using Conference ID 10146664. About CoreLogic CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com .

Safe Harbor / Forward Looking Statements Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to expected financial results, including in the second half of the year and 2021 and 2022 , overall mortgage market volumes, market opportunities, shareholder value creation, repurchases of our shares, our strategic plans or growth strategy, and the near and long term consequences of the unsolicited proposal we received from Cannae Holdings, Inc. (“Cannae”) and Senator Investment Group, LP (“Senator”) on June 26, 2020 (the “Unsolicited Proposal”). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K. These risks and uncertainties include but are not limited to: any potential developments related to the Unsolicited Proposal; our adoption of a shareholder rights plan; any potential impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on our ability to repurchase our shares; changes in prices at which we are able to repurchase our shares; limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; systems interruptions that may impair the delivery of our products and services; difficult conditions in the mortgage and consumer lending industries and the economy generally; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures This press release contains certain non-GAAP financial measures, including adjusted EBITDA, adjusted EPS and FCF, which are provided only as supplemental information. Investors should consider these non GAAP financial measures only in conjunction with the most directly comparable GAAP financial measure. These non GAAP measures are not in accordance with, or a substitute for, U.S. GAAP. A reconciliation of non-GAAP measures for historical periods to the most directly comparable GAAP financial measures is included in this press release. The Company believes that its presentation of non-GAAP measures provides useful supplemental information to investors and management regarding the Company’s financial condition and results of operations. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Adjusted EPS is defined as diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; and assumes an effective tax rate of 26% for 2020. FCF is defined as net cash provided by continuing operating activities, less capital expenditures for purchases of property and equipment, capitalized data, and other intangible assets. Other firms may calculate non-GAAP measures differently than the Company, which limits comparability between companies. Because the non-GAAP measures for future periods included herein are forward-looking, the Company is not able to provide a reconciliation, without unreasonable efforts, of its forward-looking guidance of adjusted EBITDA and adjusted EPS to the most directly comparable GAAP financial measure due to the unknown effect, timing, and potential significance of special charges or gains that are material to the comparable GAAP financial measure.

CoreLogic, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
(in thousands, except per share amounts)	**2020**	**2019**	**2020**	**2019**
Operating revenues	$ 477,464	$ 459,538	$921,349	$877,246
Cost of services (excluding depreciation and amortization shown below)	214,491	227,210	430,056	446,271
Selling, general and administrative expenses	124,061	122,798	238,467	251,022
Depreciation and amortization	46,701	47,106	93,544	96,325
Impairment loss	1,228	47,834	1,228	47,834
Total operating expenses	386,481	444,948	763,295	841,452
Operating income	90,983	14,590	158,054	35,794
Interest expense:				
Interest income	98	401	512	1,379
Interest expense	17,743	19,582	35,936	39,285
Total interest expense, net	(17,645)	(19,181)	(35,424)	(37,906)
Gain/(loss) on investments and other, net	7,136	(2,884)	4,089	(2,150)
Tax indemnification release	—	(13,394)	—	(13,394)
Income/(loss) from continuing operations before equity in earnings/(losses) of affiliates and income taxes	80,474	(20,869)	126,719	(17,656)
Provision/(benefit) for income taxes	21,845	(15,031)	34,796	(13,973)
Income/(loss) from continuing operations before equity in earnings/(losses) of affiliates	58,629	(5,838)	91,923	(3,683)

Equity in earnings/(losses) of affiliates, net of tax 376 314 888 (108) Net income/(loss) from continuing operations 59,005 (5,524) 92,811 (3,791) (Loss)/income from discontinued operations, net of tax — (48) 13 (94) Net income/(loss) $ 59,005 $ (5,572) $ 92,824 $ (3,885) Basic income per share: Net income/(loss) from continuing operations $ 0.74 $ (0.07) $ 1.17 $ (0.05) (Loss)/income from discontinued operations, net of tax — — — — Net income/(loss) $ 0.74 $ (0.07) $ 1.17 $ (0.05) Diluted income per share: Net income/(loss) from continuing operations $ 0.73 $ (0.07) $ 1.15 $ (0.05) (Loss)/income from discontinued operations, net of tax — — — — Net income/(loss) $ 0.73 $ (0.07) $ 1.15 $ (0.05) Weighted-average common shares outstanding: Basic 79,403 80,473 79,216 80,326 Diluted 80,646 80,473 80,767 80,326 Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements. CoreLogic, Inc. Condensed Consolidated Balance Sheets (Unaudited) (in thousands, except par value) June 30, December 31, Assets 2020 2019 Current assets: Cash and cash equivalents $ 137,286 $ 105,185 Accounts receivable (less allowance for credit losses of $8,007 and $7,161 as of June 30, 2020 and December 31, 2019, respectively) 290,199 281,392 Prepaid expenses and other current assets 68,991 59,972

Total current assets 496,476 446,549 Property and equipment, net 440,015 451,021 Operating lease assets 59,571 65,825 Goodwill, net 2,400,412 2,396,096 Other intangible assets, net 351,055 378,818 Capitalized data and database costs, net 327,936 327,078 Investment in affiliates, net 11,839 16,666 Other assets 76,087 76,604 Total assets $4,163,391 $ 4,158,657 Liabilities and Equity Current liabilities: Accounts payable and other accrued expenses $ 185,355 $ 173,989 Accrued salaries and benefits 67,039 86,598 Contract liabilities, current 362,702 321,647 Current portion of long-term debt 2,504 56,022 Operating lease liabilities, current 17,855 18,058 Total current liabilities 635,455 656,314 Long-term debt, net of current 1,566,292 1,610,538 Contract liabilities, net of current 589,744 563,246 Deferred income tax liabilities 85,280 110,396 Operating lease liabilities, net of current 76,411 85,139 Other liabilities 208,086 181,814 Total liabilities 3,161,268 3,207,447 Stockholders’ equity: Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding — — Common stock, $0.00001 par value; 180,000 shares authorized; 79,459 and 78,972 shares issued and outstanding as of June 30, 1 1

2020 and December 31, 2019, respectively Additional paid-in capital 120,029 111,000 Retained earnings 1,099,154 1,006,992 Accumulated other comprehensive loss (217,061) (166,783) Total stockholders’ equity 1,002,123 951,210 Total liabilities and equity $4,163,391 $ 4,158,657 Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements. CoreLogic, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) For the Six Months Ended June 30, (in thousands) 2020 2019 Cash flows from operating activities: Net income/(loss) $ 92,824 $ (3,885) Less: Income/(loss) from discontinued operations, net of tax 13 (94) Net income/(loss) from continuing operations 92,811 (3,791) Adjustments to reconcile net income from continuing operations to net cash provided by operating activities: Depreciation and amortization 93,544 96,325 Amortization of debt issuance costs 2,493 2,583 Amortization of operating lease assets 7,284 7,923 Impairment loss 1,228 47,834 Provision for bad debt and claim losses 7,893 7,577 Share-based compensation 21,838 17,755 Equity in (earnings)/losses of affiliates, net of taxes (888) 108 Loss on early extinguishment of debt — 1,453 Deferred income tax 3,087 (8,291) (Gain)/loss on investments and other, net (4,089) 2,150 Tax indemnification release — 13,394

Change in operating assets and liabilities, net of acquisitions: Accounts receivable (9,545) (38,845) Prepaid expenses and other current assets (4,767) (6,189) Accounts payable and other accrued expenses 4,889 (24,962) Contract liabilities 66,786 12,329 Income taxes (7,893) 15,890 Dividends received from investments in affiliates 109 — Other assets and other liabilities (31,660) (22,649) Net cash provided by operating activities - continuing operations 243,120 120,594 Net cash provided by operating activities - discontinued operations 18 — Total cash provided by operating activities $ 243,138 $ 120,594 Cash flows from investing activities: Purchases of property and equipment $ (31,855) $ (44,714) Purchases of capitalized data and other intangible assets (18,535) (18,307) Cash paid for acquisitions, net of cash acquired (12,046) (41) Purchases of investments (631) (658) Cash received from sale of business-lines — 1,082 Proceeds from investments and other 2,281 1,157 Net cash used in investing activities - continuing operations (60,786) (61,481) Net cash provided by investing activities - discontinued operations — — Total cash used in investing activities $ (60,786) $ (61,481) Cash flows from financing activities: Proceeds from long-term debt $ — $ 1,770,000 Debt issuance costs — (9,621) Repayment of long-term debt (101,680) (1,789,702) Proceeds from issuance of shares in connection with share-based compensation 5,785 6,559 Payment of tax withholdings related to net share settlements (9,346) (9,267)

CoreLogic

Shares repurchased and retired	(9,273)	(29,030)
Dividends paid	(34,839)	—
Contingent consideration payments subsequent to acquisitions	—	(600)
Net cash used in financing activities - continuing operations	(149,353)	(61,661)
Net cash provided by financing activities - discontinued operations	—	—
Total cash used in financing activities	$(149,353)	$ (61,661)
Effect of exchange rate on cash, cash equivalents, and restricted cash	(1,553)	26
Net change in cash, cash equivalents, and restricted cash	31,446	(2,522)
Cash, cash equivalents, and restricted cash at beginning of period	115,702	98,250
Less: Change in cash, cash equivalents, and restricted cash - discontinued operations	18	—
Plus: Cash swept from discontinued operations	18	—
Cash, cash equivalents, and restricted cash at end of period	$ 147,148	$ 95,728

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CoreLogic, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	For the Three Months Ended June 30, 2020				
(in thousands)	PIRM	UWS	CORP	ELIM	CoreLogic
Net income/(loss) from continuing operations	$ 30,792	$ 98,170	$ (69,957)	$ —	$ 59,005
Income taxes	—	—	21,970	—	21,970
Depreciation and amortization	25,050	13,283	8,368	—	46,701
Interest expense/(income), net	411	(5)	17,239	—	17,645
Share-based compensation	2,254	2,802	8,697	—	13,753
Non-operating losses/(gains)	1,193	(1,800)	(5,629)	—	(6,236)
Efficiency investments and other	(490)	425	6,779	—	6,714
Transaction costs	(3,005)	223	242	—	(2,540)
Impairment Loss	—	1,228	—	—	1,228
Adjusted EBITDA	**$ 56,205**	**$ 114,326**	**$ (12,291)**	**$ —**	**$ 158,240**

	For the Three Months Ended June 30, 2019				
(in thousands)	PIRM	UWS	CORP	ELIM	CoreLogic

Net income/(loss) from continuing operations $ 19,272 $ 20,377 $ (45,173) $ — $ (5,524) Income taxes — — (14,928) — (14,928) Depreciation and amortization 26,113 13,757 7,236 — 47,106 Interest (income)/expense, net (61) 60 19,182 — 19,181 Share-based compensation 1,538 1,634 4,691 — 7,863 Non-operating losses/(gains) 4,215 (194) 13,833 — 17,854 Efficiency investments and other 621 5,424 6,518 — 12,563 Transaction costs 1,675 — 194 — 1,869 Impairment loss — 47,834 — — 47,834 Amortization of acquired intangibles included in equity in losses of affiliates 77 — — — 77 Adjusted EBITDA $ 53,450 $ 88,892 $ (8,447) $ — $ 133,895 CoreLogic, Inc. Reconciliation of Adjusted EPS (Unaudited) For the Three Months Ended June 30, (Diluted income per share) 2020 2019 Net income/(loss) from continuing operations $ 0.73 $ (0.07) Share-based compensation 0.17 0.1 Non-operating (gains)/losses (0.08) 0.22 Efficiency investments and other 0.08 0.15 Impairment loss 0.02 0.59 Transaction costs (0.03) 0.02 Depreciation and amortization of acquired software and intangibles 0.21 0.23 Income tax effect on adjustments (0.08) (0.45) Adjusted EPS $ 1.02 $ 0.79 CoreLogic, Inc. Reconciliation to Free Cash Flow (Unaudited) For the Twelve Months (in thousands) Ended June 30, 2020 Net cash provided by operating activities - continuing operations $ 511,549 Purchases of property and equipment (78,713)

Purchases of capitalized data and other intangible assets (40,247) Free cash flow $ 392,589 View source version on businesswire.com: https://www.businesswire.com/news/home/20200723005226/en/ Investor Contact: Dan Smith office phone: 703-610-5410 e-mail: danlsmith@corelogic.com Media Contact: George Sard Sard Verbinnen & Co office phone: 917-848-8165 e-mail: GSard@SARDVERB.com Source: CoreLogic

CoreLogic Raises Quarterly Cash Dividend by 50% to $0.33 Per Share IRVINE, Calif.--(BUSINESS WIRE)--CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today announced that its Board of Directors has declared a 50% increase in the Company’s quarterly cash dividend to common shareholders. CoreLogic will pay a cash dividend of $0.33 per share of common stock on September 15, 2020 to shareholders of record on the close of business September 1, 2020. The Company most recently paid a dividend of $0.22 per share of common stock on June 15, 2020. About CoreLogic CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com . View source version on businesswire.com: https://www.businesswire.com/news/home/20200723005178/en/ Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com Media Contact: George Sard, Sard Verbinnen & Co, office phone: 917-848-8165, e-mail: GSard@SARDVERB.com Source: CoreLogic

CoreLogic

CoreLogic Raises Full Year 2020 Financial Guidance and Provides Guidance for 2021 and 2022

Expects Full Year 2020 Financial Results to Materially Exceed Previously Issued Revenue, EBITDA and EPS Guidance Ranges

Strong 2021 and 2022 Guidance Underscores Confidence in Strategic Initiatives

IRVINE, Calif.--(BUSINESS WIRE)--CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today announced increased financial guidance for the full year 2020 and provided 2021 and 2022 financial guidance, as summarized below.

CoreLogic expects full year 2020 financial results to materially exceed previously issued revenue, adjusted EBITDA and adjusted EPS guidance ranges, driven principally by continued market share gains and operating leverage.

Updated FY 2020 Financial Guidance:

$ in millions except adjusted EPS	Previous Guidance	Updated Guidance
Revenue	$1,690 - $1,730	$1,840 - $1,880
Adjusted EBITDA[(1)]	$500 - $525	$565 - $585
Adjusted EPS[(2)]	$2.80 - $3.00	$3.40 - $3.60

1. *Net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments*
2. *Diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; assumes an effective tax rate of 26% for 2020*

The updated 2020 guidance builds off multiple quarters of strong results, with CoreLogic beating analyst consensus estimates of revenue, adjusted EPS and adjusted EBITDA for full year 2019 and Q1 2020. The Company recently announced increased revenue and EBITDA guidance for Q2 2020.

CoreLogic today also provided 2021 and 2022 financial guidance, reflecting market share gains and major new business wins as well as latest estimates of housing market activity. The Company is confident in its ability to deliver significant value to shareholders by continuing to execute its strategic initiatives and enhance its competitive positioning.

2021 and 2022 Financial Guidance:

$ in millions	2021	2022

Target Revenue $1,910 - 1,950$2,000 - 2,040 Targeted Adjusted EBITDA $595 - 615 $630 – 650 About CoreLogic CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com . Safe Harbor/Forward-Looking Statements Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to CoreLogic, Inc.’s (“CoreLogic”, the “Company” or “us”) expected financial results in 2020, 2021 and 2022; overall mortgage market volumes; market opportunities; shareholder value creation; statements regarding our strategic plans or growth strategy; and the near and long-term consequences of the unsolicited proposal we received from Cannae Holdings, Inc. (“Cannae”) and Senator Investment Group, LP (“Senator”) on June 26, 2020 (the “Unsolicited Proposal”). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the SEC. These risks and uncertainties include but are not limited to: any potential developments related to the Unsolicited Proposal; any impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; systems interruptions that may impair the delivery of our products and services; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; difficult conditions in the mortgage and consumer lending industries and the economy generally; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; impairments in our goodwill or other intangible assets; and our ability to generate sufficient cash to service our debt. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures This press release contains certain non-GAAP financial measures, such as adjusted EBITDA and adjusted EPS, which are provided only as supplemental information. These non-GAAP measures are not in accordance with, or a substitute for, U.S. GAAP. The Company believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding the Company’s financial condition and results of operations. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Adjusted EPS is defined as diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; and assumes an effective tax rate of 26% for 2020. Other firms may calculate non-GAAP measures differently than the Company, which limits comparability between companies. Because the non-GAAP measures included herein are forward-looking, the Company is not able to provide a reconciliation, without unreasonable efforts, of its forward-looking guidance of adjusted EBITDA or adjusted EPS to the most directly comparable GAAP financial measure due to the unknown effect, timing, and potential significance of special charges or gains that are material to the comparable GAAP financial measure. View source version on businesswire.com: https://www.businesswire.com/news/home/20200707005446/en/ Investors: Dan Smith 703-610-5410 danlsmith@corelogic.com Media: Sard Verbinnen & Co. George Sard/Jim Barron/Robin Weinberg CoreLogic-SVC@SARDVERB.com Source: CoreLogic

CoreLogic

CoreLogic Raises Second Quarter 2020 Financial Guidance

Significant Increases in Revenue and Profitability Driven by Top Line Growth, Market Share Gains, Favorable Mix, and Margin Expansion

IRVINE, Calif.--(BUSINESS WIRE)--CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today announced increased financial guidance for the second quarter as summarized below.

The Company expects second quarter 2020 financial results to exceed previously issued revenue and adjusted EBITDA guidance ranges driven principally by continued market share gains and operating leverage attributable to higher U.S. mortgage market volumes. Expected financial impacts attributable to COVID-19 remain consistent with assumptions incorporated in previously issued guidance.

$ in Millions	Previous Guidance	Updated Guidance
Revenue	$420 - $445	$455 - $465
Adjusted EBITDA[(1)]	$120 - $135	$145 - $150

[(1)] Definition of adjusted results, as well as other non-GAAP financial measures used by management, is included in the Use of Non-GAAP Financial Measures section found at the end of the release.

"CoreLogic continues to deliver strong growth and profitability driven by market share gains, higher market volumes, favorable revenue mix and the benefits of the ongoing productivity programs. For the fourth successive quarter, we expect to deliver profits in line with our 30% margin target. We also continued to return significant capital and reduce debt levels based on our durable cash generative model," said Frank Martell, President and Chief Executive Officer of CoreLogic. "As we look ahead to the second half of the year, based on currently available external forecasts, we expect to continue to benefit from favorable U.S. market volumes as well as share gains and the flow through of cost productivity and operating leverage."

2020 Financial Guidance

Consistent with its normal practice, the Company will provide full year guidance in conjunction with its second quarter earnings release in July.

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com .

Safe Harbor / Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to expected financial results in the second quarter and second half of the year, and overall mortgage market volumes. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K. These risks and uncertainties include but are not limited to: any potential impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; systems interruptions that may impair the delivery of our products and services; difficult conditions in the mortgage and consumer lending industries and the economy generally; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures This press release contains a non-GAAP financial measure, adjusted EBITDA, which is provided only as supplemental information. The Company believes that its presentation of non-GAAP measures provides useful supplemental information to investors and management regarding the Company’s financial condition and results of operations. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Other firms may calculate non-GAAP measures differently than the Company, which limits comparability between companies. Non-GAAP measures are not in accordance with, or a substitute for, U.S. GAAP. Because the non-GAAP measures included herein are forward-looking, the Company is not able to provide a reconciliation, without unreasonable efforts, of its forward-looking guidance of adjusted EBITDA to the most directly comparable GAAP financial measure due to the unknown effect, timing, and potential significance of special charges or gains that are material to the comparable GAAP financial measure. CLGX-F View source version on businesswire.com: https://www.businesswire.com/news/home/20200625005924/en/ Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com Media Contact: Allyse Sanchez, INK Communications for CoreLogic, office phone: 925-548-2535, e-mail: newsmedia@corelogic.com Source: CoreLogic

CoreLogic Names New Independent Director IRVINE, Calif.--(BUSINESS WIRE)--CoreLogic (NYSE: CLGX), a leading global property information, analytics and data-enabled solutions provider, today announced that its Board of Directors has elected Pamela Hughes Patenaude, prominent housing and community development public policy expert and former Deputy Secretary of the U.S. Department of Housing and Urban Development (HUD) to the Board effective June 17, 2020. Patenaude fills the vacancy resulting from the retirement of Mary Lee Widener, former President & CEO of Neighborhood Housing Services of America, Inc., a nonprofit housing agency, who served on the Company’s Board since 2010. Patenaude, 59, joins CoreLogic’s Board after a successful career in both the public and private sectors. Patenaude most recently served as the Deputy Secretary of HUD from 2017 to 2019 where she managed the day-to-day operations of the $52 billion cabinet level agency with a diverse portfolio of federal housing and community development programs and over 7,000 employees nationwide. Following Hurricanes Harvey and Maria, Patenaude oversaw the $37 billion disaster program supporting the long-term recovery efforts in Puerto Rico; Texas; Florida; Hawaii; U.S. Virgin Islands; California; North Carolina and South Carolina. From 2001 to 2007, Patenaude served as Assistant Secretary for Community Planning and Development at HUD, where she administered more than $8 billion in housing and community development funds. She also played a significant role in the Department’s efforts to rebuild the Gulf Coast region following Hurricanes Katrina and Rita by providing direct oversight of $17 billion in disaster recovery funds. Patenaude also served as HUD’s Assistant Deputy Secretary for Field Policy and Management. In addition to her public service, Patenaude served as the President of the J. Ronald Terwilliger Foundation for Housing America’s Families, a national nonprofit, education and research organization dedicated to illuminating America’s affordable housing crisis. Before co-founding the Terwilliger Foundation, she was the Director of Housing Policy for the Bipartisan Policy Center, where she successfully led a 21-person commission to present a new direction for national housing policy. Patenaude served as Executive Vice President of the Urban Land Institute (ULI) and Founding Executive Director of the ULI Terwilliger Center for Workforce Housing. Patenaude currently serves on the Board of Habitat for Humanity International, the Bipartisan Policy Center and is also a Trustee of the Homebuilders Institute (HBI). In addition, she serves as a Board Member of the FDIC Advisory Committee on Economic Inclusion. Patenaude earned a Bachelor of Science degree from Saint Anselm College and a Master of Science degree in Community Economic Development from Southern New Hampshire University. “Pam Patenaude is a tremendous addition to the CoreLogic Board of Directors. Pam’s successful and distinguished career focused on housing policy and community development adds unique and relevant insight and expertise which we expect will be invaluable as we continue to expand and grow CoreLogic’s role as a leading global property information, analytics and data-enabled solutions provider,” said Chairman of the Board, Paul Folino. “Mary Lee Widener has graced our Board with her unique prospective and insights on housing policy and expanding homeownership since our launch and we wish her a wonderful retirement.” CLGX-F About CoreLogic CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy and protect their homes. For more information, please visit www.corelogic.com . CORELOGIC and the CoreLogic logo are trademarks of CoreLogic, Inc. and/or its subsidiaries. View source version on businesswire.com: https://www.businesswire.com/news/home/20200617005738/en/ Sandra Carvalho Corporate Communications CoreLogic newsmedia@corelogic.com Source: CoreLogic

Board of directors the corlogic board is composed of 12 highly qualified industry leaders shareholder-friendly coporate governance & experienced board

J. David Chatham Board Committees: audit compensation (chair) age 70 Directo since: 2010 pricipal Occuption: President and chief executive officer of chatham holdings corporation

Douglas C. Curling board committees: nominating and corporate goverrnace, strategic planning and acquisition age: 66 director since: 2012 principal occupation: principal and managing director of new kent capital llc other public company boards: aaron’s, inc expertise: public company chief financial and chief operating officer technology insurance services financial/merggers and acquisltions private equity/investing

John C. Dorman Board Committees: Audit Strategic planning and Acquisition(chair) Age: 70 Director Since: 2012 Principal Occupation: private investor

Paul F. Folino, Chairman of the Board Board committees: Audit, Compensation, Nomination and corporate Gonernance, Strategic Planning and Acquisition Age: 75 Director Since: 2011 Principal Occupation: Chairman of the CoreLogic Board

Frank D. MartellBard Committes: Strategic Planning and AcquisitionAge: 60 Director Since 2017 Pricipal Occupation: President and Chief Executive Officer of CorLogic Expertise: Public Company Chief Executive Officer, Cheif Financial Officer and Cheif Operating Officer Data and Analytics

claudia fan munce
board committees: compensatin, stratgic planing and acquisition age: 61
director Since: 2017
principal occupaion: venture advisior at new nterise asociates other public cmpane bards: bes bu co.,inc.
ecperis: technolgy
financial/mergrs and acquisiions
private equity/investing
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bigraphical irmation ms unce has served as a venture advisor at new enterpride associates. one of the word’s larest and mos actionactive venture capita firms, since janauray 2016.

Thomas C. O'Brien

Board Committees:	Compensation, Nominating and Corporate Governance (Chair)
Age:	69
Director Since:	2010
Principal Occupation:	Chairman, PartsTrader Markets Limited
Expertise:	Public Company Chief Executive Officer Real Estate/Insurance Private Equity/Investing

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Biographical Information Mr. O'Brien served as the Chief Executive Officer and President of Insurance Auto Auctions Inc., a provider of specialized services for automobile insurance, from 2000 to 2014, and as a director from 2000 to 2007.

Mr. O'Brien joined the Board in June 2010.

Mr. O'Brien is the Chairman of the Board of Directors of PartsTrader Markets Limited, an online tendering system based in New Zealand. He previously served on the Board of Directors of KAR Auction Services, Inc., a provider of vehicle auction services in North America, from 2007 to 2014, and of Fenix Parts, Inc., a recycler and reseller of automotive parts, from 2015 to 2018.

Qualifications and Experience As a result of his experience as a Chief Executive Officer, Mr. O'Brien provides valued insight into our management practices. His leadership skills, board experience and background in corporate governance are particularly useful for his service as Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.

Pamela Hughes Patenaude

Board Committees:	Audit
Age:	59
Director Since:	2020
Principal Occupation:	Consultant; Former Deputy Secretary of the U.S. Department of Housing and Urban Development (HUD)
Expertise:	Real Estate/Housing Finance Regulatory Compliance

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Biographical Information Ms. Patenaude currently serves as Principal of Granite Housing Strategies, LLC, a strategic advisory firm focused on real estate development and disaster recovery management, and has worked there since May 2019, where she oversaw $37 billion in disaster funding to support the long-term recovery efforts following Hurricanes Harvey, Maria and Irma.

Ms. Patenaude served as the Deputy Secretary of the U.S. Department of Housing and Urban Development (HUD) from 2017 to 2019 and previously served in other positions at HUD, including Assistant Secretary for Community Planning and Development and Assistant Deputy Secretary for Field Policy and Management.

From 2014 to 2017, Ms. Patenaude served as President of the J. Ronald Terwilliger Foundation for Housing America's Families. Ms. Patenaude has also served in several leadership positions at institutions focused on housing policy and community development including the Director of Housing Policy for the Bipartisan Policy Center, Executive Vice President of the Urban Land Institute (ULI) and Founding Executive Director of the ULI Terwilliger Center for Workforce Housing.

Ms. Patenaude currently serves on the Board of Directors of Habitat for Humanity International, the Bipartisan Policy Center and is a Trustee of the Homebuilders Institute (HBI). In addition, she serves as a member of the Board of Directors of the FDIC Advisory Committee on Economic Inclusion.

Qualifications and Experience Ms. Patenaude's successful and distinguished career focused on housing policy and community development adds unique and relevant insight and expertise to our Board which is invaluable to CoreLogic's role as a leading global property information, analytics and data-enabled solutions provider. Ms. Patenaude's background is particularly useful for her service on our Audit Committee.

vikrant raina board commottees nominating and corporate governance, strategic planning and acquisition age: 53 director since 2017 principal occupation chief executive officer and managing partner of bv investment partners expertise: technology financial/mergers and acquisitions private equity/investing read less biographical information mr. raina currently serves as chief executive officer and managing partner of bv investment partners, a middle-market private equity firm focused on technology services and business services sectors, and has worked there since 1999. he manages the firm’s investment strategy, risk management and limited partnership relations activities and chairs the investment, operating and valuation committees of the firm.

J. michael shepherd board committees: nominating and corporate governance age 65 director since: 2019 principal occupation chairman of bank of the west expertise: chief executive officer of significant regional bank real estate/insurance regulatory compliance read less biographical information mr. shepherd currently serves as chairman of bank of the west, a position he has held since june 2008. he also served as chief executive officer of bank of the west from 2008 through june 2016. prior to that Mr shepherd held various roles with bank of the west, including president from 2006 to 2008 and chief administrative officer and general jaynie miller studenmud board committees: compensation, nominating and corporate governance age: 66 director since: 2012 principal occupation: public board director; retired chied operating officer, overture services inc. other public company boards: exlservice holdings, inc., pacfic premier bancorp inc., and funds for western asset management expertise chief opertin officer marketing product management

David Walker Board committees audit (chair), Strategic Planing and acquisitions age: 66 Director Since: 2010 Principal Occuption: Retired; formaer firector of the Program of Accounting at the university of south florida( dfs), and former global accounting firm partner

Shareholder Letters September 10, 2020 july 7, 2020 Shareholder Letters Shareholder Letters Sign up for email updates

Presentations Presentations July 23, 2020 july 7, 2020 Second Quarter Financial Results 2020 Investor Update Sign up for email updates

Fact Sheets September 10, 2020 Fact Sheet Sign up for email updates

SEC Filings PREC14A: Preliminary Proxy Statement Subject To Completion DEFA14A: CoreLogic Fact Sheet 8-k: FTC Investigation DEFA14A: Shareholder Letter Sign up for email updates September 4, 2019

Contacts For Investors Dan Smith 703.610.5410 dansmith@corelogic.com For Media George Sard/ robin Weinberg / Devin Broda Sard Verbinnen & co 212.687.808 corellogic.SVC@SARDVERB.COM For assistance voting your shares Please contact Innisfree M&A Incorporated by phone: toll free at (877) 750-9498 (from the U.S. and Canada) or +1 (412) 232.3651 Sign up for email updates

How to Vote the WHITE Proxy Card We expect that you will be receiving multiple mailing of proxy material from corellogic and senator.cannae over the coming weeks. Please do not be alarmed this is to be expected in a proxy contest. Why so many material? Because shareholders can vote more than once but only your latest date proxy will count therefore each slide hopes to persuade Innisfree M&A incorporated Toll-free at (877) 750-9498 (from the U.S. AND Canada) or +1 (412) 232-3651 (from other locations) Thank you for your support!